Exhibit 2.1.3

F \lt.O . ~11.~2'5 f~~ITA ?M~ nt\- - AMENDED ARTICLES OF INCORPORATION .- - . ~~ --? (ff Si~{\tD~ ..... ,~ . ' :'I· , ••c f\}.JI' • ~ -:: , ~·-:-,:-:,-$Sb-• · OF \},.\... ,.1 ·' \ r ' • - ~ «: '.._. ., .. SMART RX SYSTEMS, INC. .-:-)' ARTICLE I NAME The name of the corporation is Smart R.-x Systems, Inc. (the "Corporation''). ARTICLE II PRINCIPAL OFFICE The address of the Corporation's initial principal office is 5703 Red Bug Lake Road, Suite 256, Winter Springs, FL 32708. The mailing address of the Corporation is 5703 Red Bug Lake Road, Suite 256, Winter Springs, FL 32708. ARTICLE III PURPOSE The corporation may, and is authorized to, engage in all business permitted under the laws of the United States and Florida. The duration of the corporation shall be perpetual. ARTICLE IV CAPITAL STOCK OF THE CORPORATION COMMON STOCK Original Shares. Original Shares ("OS") are voting common shares of par value ($0.0001) purchased at prices established by the stock purchase agreement ("SPA") of each founding shareholder at the time of their purchase (the "FoW1ders' Purchase Price"), without requiring future . payments for the completion of the purchase. The shares are non-transferable pursuant to applicable SEC and state rules related to non-registered issued shares of the Issuer; once fully paid, are non-cancelable. The shares carry pre-emptive rights, and share in pro-rata distribution rights of declared dividends for all classes of common shares, if any; and maintain the right to pro-rata distribution of paid in capital not otherwise designated to any other Class or Series of Preferred or Common stock in the event of a dissolution, liquidation or sale of assets. They are junior in status to all classes of preferred shares; but are convertible to common shares at a Fifteen (15) new common shares for each Share of Class A common, upon the Company's listing any shares on a National Stock Exchange recognized by the SEC, such as the NYSE or NASDAQ or CHX (excludes foreign and OTC Markets); and, have super-voting rights of Fifteert (15) votes per Class A Share held. Both of preemptive rights and Super Voting rights terminate upon the listing of any Company shares as described herein.

Class A Common Shares. The Class A shares ("Founders") are voting common shares of par value ($0.0001) purchased at prices established by the stock purchase agreement ("SPA") of each founding shareholder at the time of their purchase (the "Founders' Purchase Price"), without requiring future payments for the completion of the purchase. The shares are non transferable pursuant to applicable SEC and state rules related to non-registered issued shares of the Issuer; once fully paid, are non-cancelable. The shares carry pre-emptive rights, and share in pro-rata distribution rights of declared dividends for all classes of common shares, if any. They are junior in status to all classes of preferred shares; but are convertible to common shares at a Ten (I 0) new common shares for each Share of Class A common, upon the Company's listing any shares on a National Stock Exchange recognized by the SEC, such as the NYSE or NASDAQ or CHX (excludes foreign and OTC Markets); and, have super-voting rights of Ten (10) votes per Class A Share held. Both of preemptive rights and Super Voting rights terminate upon the listing of any Company shares as described herein. PREFERRED SHARES Founders' Non-Voting Cumulative Redeemable Preferred Shares. The Founders' Preferred has a Stated Value and redemption Value of $1,000 per share; is issued as a discounted Preferred at a Purchase Price which is a 33.33% discount from the cumulative Stated Value of the Shares issued (100% of capital equals I 50% of Stated Value). The Preferred has no voting rights, except for required class voting rights pursuant to applic. able Florida Statute. While eligible for dividends if and as declared by the Board, the Preferred is issued in contemplation of redemption, or sale pari-pasu with exempt or registered offerings, to the declaration of dividends. The Board, in its sole discretion, may authorize the sale of the Preferred through such offerings in lieu of redemption. The Preferred shall be entitled to liquidation preterence related to all Smart Rx Systems, Inc. controlled, or affiliate controlled, assets related to all and any assets as part of the Company, over any other classes of stock of Issuer, as issued, except for the same rights and privileges as are afforded to voting Original common stock pursuant to the By-laws in effect, as amended, except for voting rights, at the time of any liquidation of the assets and satisfaction of the obligations and liabilities oflssuer. This generally means that in the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs oflssuer, then, either (i) simultaneous with any distribution or payment on pani pasu securities, such as our common stock, or Series A Redeemable Preferred, or any other classes of stock issued with similar provisions; and, (ii) before any distribution or payment shall be made to the holders of any other junior securities, each Holder of Preferred then outstanding shall be entitled to be paid, out of our assets available for distribution to its stockholders, an amount equal to: (a) aggregate number of shares of Preferred then outstanding multiplied by its Stated Value per share (the "Liquidation Distribution"); and (ii) any declared and accrued, but W1paid Dividends. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Distribution, then the Holders of Preferred shall share ratably (together with holders of any pan; pasu securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Preferred are entitled were paid in full.

ARTICLEV BOARD OF DIRECTORS The number of directors constituting the corporation's Board of Directors (each member thereof, a "Director") shall be at most seven and shall be elected as follows: (a) one Director shall be the Chief Executive Officer of the Corporation (the "CEO Director''); (b) one director shall be elected by a majority of the holders of shares of Founders Stock, voting separately as a class (the ·'Founders Preferred Director"); (c) one Director shall be elected by the holders of a majority of shares of Series A Preferred Stock, voting separately as a class (the "Series A Preferred Director''); and (d) the remaining Dir~tors shall be elected by the holders of a majority of the outstanding shares of stock of the Corporation voting together on a fully diluted basis. The Board of Directors shaJI not declare, pay or set aside dividends on shares of any other class or series of capital stock of the Corporation unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, dividends on each outstanding share of Series A Preferred Stock in amount equal to the Preferred Dividend Rate. Dividends may be paid in cash or shares of Common Stock. Pursuant to Section 607 .0602, Florida Statutes, the Directors are authorized. without the approval of the Stockholders, to (a) provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and detennine the preferences. limitations and relative rights thereof and (b) issue Common Stock or Preferred Stock in one or more classes or series, all within the limitations set forth in Section 607.0601 of the Florida Statutes and subject to any limitations as set forth herein.

ARTICLE VI
REGISTERED AGENT AND OFFICE

The registered agent and registered office of the corporation shall be C T Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324.

I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

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Signature of New Registered Agent, if changing

ARTICLE VII
STOCKHOLDER QUORUM REQUIREMENT

The holders of shares entitling them to exercise one-third of the voting power of the corporation (or, with respect to any class of shares, one-third of the voting power of such class), present in person, by proxy or by the use of communications equipment at any meeting of the Stockholders (or, with respect to any class of shares, the Stockholders of such class), shall constitute a quorum for all purposes, but no action required to be authorized or taken by the holders of a designated proportion of the shares of any class or of each class may be authorized or taken by a lesser proportion.

ARTICLE VIII
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of Sections 607.0831 and 607.0850 of the Florida Statutes, as amended and supplemented from time to time, indemnify the Directors and officers of the Corporation (each, an "Indemnitee") from and against any and all of the expenses, liabilities or other matters referred to in or covered by said statutes, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any Indemnitee may be entitled under any bylaw, agreement, vote of Stockholders or disinterested Directors or otherwise, both as to action in such Indemnitee's official capacity and as to action in another capacity while holding such office, and shall continue as to each person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

No amendment, modification or repeal of this Article shall adversely affect any right or protection of a Director or officer that exists at the time of such amendment, modification or repeal.

ARTICLE IX
TRANSACTIONS IN WHICH OFFICERS OR DIRECTORS ARE INTERESTED

A. No contract or other transaction between the Corporation and one or more of its Directors or officers, or between the Corporation and any other corporation, firm or entity in which one or more of the Corporation's Directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because such Director, Directors, officer or officers is or are present at or participate in the meeting of the Directors or a committee thereof which authorizes, approves or ratifies such contract or transaction, or solely because his, her or their votes are counted for such purpose, if:

1. The fact of such relationship or interest is disclosed to or known by the Board of Directors or committee thereof that authorizes, approves or ratifies the contract or transaction by a vote or written consent sufficient for the purpose without counting the votes or consents of such interested Director or Directors; or 2. The fact of such relationship or interest is disclosed to or known by the Stockholders entitled to vote thereon, and they authorize, approve or ratify such contract or transaction by vote or written consent; or 3. The contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the Board of Directors, a committee thereof or the Stockholders. B. Common or interested Directors may be counted in detem1ining the presence of a quorum at a meeting of the Board of Directors or of a committee thereof that authorizes, approves or ratifies such contract or transaction, and shares held by then, may be counted in determining the presence of a quorum at a meeting of Stockholders at which action is taken pursuant to this Article. These:: Amended Articles oflncorporation supersede and take the place of the existing Articles of Incorporation.

STATE OF FLORIDA CERTIFICATE OF RESTATEMENT OF SMART RX SYSTEMS, INC. (Document No. P13000068431) SMART RX SYSTEMS, INC., a corporation organi7.ed and existing under the laws of the State of Florida, does hereby certify: FIRST: That the Board of Directors of said corporation, by the unanimous written consent ofits members, adopted the following resolution Articles IV, and V, regarding the Amendment of the Articles of Incorporation of said corporation, and recommended the Amendment to tl1e shareholders: RESOLVED, that the Amended Articles of Incorporation of Smart Rx Systems, Inc., attached hereto as Exhibit A, be, and hereby are, approved and adopted to supersede the existing Articles of Incorporation. SECOND: The Amendment was duly adopted by the shareholders on March 241h, 2015. The number of votes cast for the Amendment by the shareholders was sufficient for approval. Dated: Sandeep Mathow